Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Uni-Pixel, Inc. and subsidiaries:

We consent to the use of our report dated March 30, 2017, with respect to the consolidated balance sheets of Uni-Pixel, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, incorporated herein by reference.

/s/ PMB Helin Donovan
PMB Helin Donovan

Austin, TX

June 8, 2017